Exhibit 99.1
NEWS RELEASE

Contacts:
OSI Pharmaceuticals, Inc.	Burns McClellan, Inc. (representing OSI)
Kathy Galante (investors/media)	Justin Jackson (media)
631-962-2000	Laura Siino (investors)
Kim Wittig (media)	(212) 213-0006
212-824-3204
OSI Pharmaceuticals Announces Third Quarter 2006 Financial Results
— Company Announces it Plans to Exit Eye Disease Business —
MELVILLE, NY — November 6, 2006 — OSI Pharmaceuticals, Inc. (Nasdaq: OSIP) announced today its financial results for the third quarter of 2006. The Company reported total revenues of $74 million for the three months ended September 30, 2006, an increase of $40 million (or 118%) compared to revenues of $34 million for the same period last year. Revenues increased $205 million (or 233%) to $292 million for the nine months ended September 30, 2006 compared to revenue of $88 million for the same period last year. The increases were primarily due to the growth in revenues arising from worldwide Tarceva® (erlotinib) sales, and the addition of Macugen® (pegaptanib sodium injection)-related revenue streams. Total worldwide net sales of Tarceva reported by the Company’s collaborators for Tarceva, Genentech, Inc. and Roche, were $170 million and $460 million for the three and nine months ended September 30, 2006, respectively. Total U.S. Macugen sales were $9 million and $96 million for the three and nine months ended September 30, 2006, respectively.
On an adjusted basis, the Company reported a net loss of $13.4 million (or $0.23 per share) for three months ended September 30, 2006, compared to a net loss of $20.0 million (or $0.39 per share) a year ago. On a GAAP basis, the Company reported a net loss of $21.3 million (or $0.37 per share) for three months ended September 30, 2006, compared with a net loss of $20.0 million (or $0.39 per share) for the comparable prior year period.
Total revenues are comprised of the following key items:
•	Net revenues from the unconsolidated joint business for Tarceva of $39.8 million and $114.7 million for the three and nine months ended September 30, 2006, respectively, compared to $21.5 million and $54.9 million for the comparable prior year periods. These revenues resulted from the Company’s co-promotion arrangement with Genentech. The net revenues were based on total U.S. Tarceva net sales of $100 million and $296 million for the three and nine months ended September 30, 2006, respectively, compared to $73 million and $191 million for the comparable prior year periods;
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•	Macugen sales in the U.S. and its territories of $9 million and $96 million for the three and nine months ended September 30, 2006, respectively. The Company began recording Macugen sales in the fourth quarter of 2005 following the acquisition of Eyetech Pharmaceuticals, Inc.;

•	Royalty revenues from Roche, the Company’s international partner for Tarceva, of $14.2 million and $33.2 million for the three and nine months ended September 30, 2006, respectively, compared to $1.5 million and $2.0 million for the comparable prior year periods. The royalty revenues were based on total rest of world net sales of $70 million and $164 million for the three and nine months ended September 30, 2006, respectively, compared to $7 million and $10 million for the three and nine months ended September 30, 2005, respectively;

•	Other revenue totaling $10.4 million compared to $11.1 million for the three months ended September 30, 2006 and 2005, respectively, including sales commissions from oncology sales of Novantrone®, license fees, milestones, and collaborative program revenues.
On a GAAP basis, including an adjustment of $870,000 to the second quarter impairment charge related to goodwill, total operating expenses for the three months ended September 30, 2006 were $95.2 million, an increase of $39.8 million compared to $55.4 million for the same period last year. Cost of goods sold increased $5.2 million to $6.7 million from $1.5 million, with the increase associated with the supply of both Macugen and Tarceva. Pfizer’s gross profit share from U.S. sales of Macugen was $3.0 million and was shown in operating expenses for 2006 as a new expense following the completion of the Eyetech acquisition. Research and development expense increased by $14.4 million to $43.1 million for the three months ended September 30, 2006 and includes both transitional and on-going Eyetech research and development expense and increased expenditures on the Tarceva development program conducted in collaboration with Genentech and Roche and equity based compensation. Partially offsetting these increases were reductions in expenses for non-Tarceva related oncology programs. Selling, general and administration expenses increased $15.2 million to $36.6 million primarily driven by the expenses associated with the Company’s eye disease commercial organization and equity based compensation. Partially offsetting these increases was a decline in maintenance fees for Novantrone®.
On an adjusted basis, operating expenses were $87.3 million for the three months ended September 30, 2006, compared to $55.4 million for the comparable prior year period, and excludes purchase accounting adjustments, merger-related costs, the impairment charge related to goodwill and certain other significant items. For the three months ended September 30, 2006, both GAAP and adjusted basis expenses include $4.5 million of equity based compensation expense.
The accompanying table details the charges excluded in the calculation of the Company’s adjusted amounts and includes adjustments for a one-time extraordinary gain together with purchase accounting adjustments, merger related costs and other significant items. Management believes that these charges are not reflective of the Company’s normal on-going operations. The adjusted financial results can assist in making meaningful period-over-period
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comparisons and in identifying operating trends that could otherwise be masked or distorted by the items subject to the adjustments. Management uses the adjusted results internally to evaluate the performance of the business, including the allocation of resources as well as the planning and forecasting of future periods and believes these results are useful to others in analyzing operating performance and trends of the Company. A reconciliation to reported U.S. GAAP amounts is provided in the table accompanying this report. The adjusted amounts are not, and should not be viewed as, substitutes for U.S. GAAP amounts.
Planned Exit of Eye Business
The Company also announced that it plans to exit its eye disease business and seek to maximize value for Macugen and its research assets in the area through either out-licensing, partnering or an out-right sale of the business.
“We continue to believe that Macugen’s product profile, our induction/maintenance strategy and promising data in the diabetic retinopathy area will ultimately result in a meaningful place for Macugen in treating retinal eye disease. However, it is evident that a key strategic goal behind our acquisition of Eyetech — that of generating positive cash-flow from the eye business in the 2006-2008 period — will not be realized,” stated Colin Goddard, Ph.D., Chief Executive Officer of OSI Pharmaceuticals. “This — and our reluctance to invest near-term in the eye disease business given our priorities in the oncology and diabetes areas — have led us to conclude that we can better realize value from these assets through strategic partnering strategies. In the near-term we, and our marketing partner, Pfizer, intend to continue to support the brand commercially.”
Conference Call
OSI will host a conference call reviewing the Company’s financial results, product portfolio and business developments on November 7, 2006 at 8:00AM (Eastern Time). To access the live call or the fourteen-day archive via the Internet, log on to www.osip.com. Please connect to the Company’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call 800-289-0572 (U.S.) or 913-981-5543 (international) to listen to the call. Telephone replay is available approximately two hours after the call through November 21, 2006. To access the replay, please call 888-203-1112 (U.S.) or 719-457-0820 (international). The conference ID number is 3475806.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products designed to extend life and/or improve the quality of life for patients with cancer, eye diseases and diabetes. (OSI) Oncology is focused on developing molecular targeted therapies designed to change the paradigm of cancer care. (OSI) Eyetech specializes in the development and commercialization of novel therapeutics to treat diseases of the eye. (OSI) Prosidion is committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva® (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients in certain settings. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world. Macugen® (pegaptanib sodium injection) is approved in the United States and Europe for the treatment of neovascular
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age-related macular degeneration. OSI commercializes Macugen in partnership with Pfizer Inc. For additional information about OSI, please visit http://www.osip.com.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.
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OSI Pharmaceuticals, Inc. and Subsidiaries
Selected Financial Information
Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	Unaudited	Unaudited	Unaudited	Unaudited
Revenues:
Net revenue from unconsolidated joint business	$39,833	$21,464	$114,699	$54,892
Product sales	9,078	(51)	96,972	525
Royalties on product sales	14,647	1,453	33,671	1,952
Sales commissions	1,639	7,610	11,058	21,578
License, milestone and other revenues	2,575	3,512	16,716	8,737
Collaborative agreement revenues	6,221	—	19,294	—

Total revenues	73,993	33,988	292,410	87,684

Expenses:
Cost of goods sold	6,660	1,464	45,883	3,636
Collaborative profit share	3,007	—	39,190	—
Research and development	43,080	28,698	133,065	86,007
Acquired in-process research and development	—	—	—	3,542
Selling, general and administrative	36,599	21,363	117,934	65,765
Goodwill impairment	870	—	320,261	—
Amortization of intangibles	4,979	3,831	14,930	11,435

Total expenses	95,195	55,356	671,263	170,385

Loss from operations	(21,202)	(21,368)	(378,853)	(82,701)

Other income (expense):
Investment income — net	2,503	2,393	5,902	10,563
Interest expense	(1,906)	(1,219)	(5,672)	(3,657)
Other (expense) income — net	(652)	157	(2,464)	(1,283)

	(21,257)	(20,037)	(381,087)	(77,078)
Extraordinary gain net of tax	—	—	22,046	—

Net loss	$(21,257)	$(20,037)	$(359,041)	$(77,078)

Basic and diluted net loss per common share:
Loss before extraordinary gain	$(0.37)	$(0.39)	$(6.70)	$(1.50)
Extraordinary gain net of tax	—	—	0.39	—

Net loss	$(0.37)	$(0.39)	$(6.31)	$(1.50)

Weighted average shares of common stock outstanding	56,974	51,439	56,918	51,284

Condensed Consolidated Balance Sheet	September 30,	December 31,
(In thousands)	2006	2005 *
	Unaudited
Cash and investments securities (including restricted investments)	$210,167	$179,606

Total assets	$676,926	$1,058,582

Total stockholders’ equity	$241,476	$578,466

*	Condensed from audited financial statements.

OSI Pharmaceuticals, Inc. and Subsidiaries
Reconciliation From Reported Net Loss and Reported Loss Per Share to Adjusted Loss Per Share
Unaudited
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Reported net loss	$(21,257)	$(20,037)	$(359,041)	$(77,078)
Purchase accounting adjustments	5,896	—	32,199	3,542
Merger related costs	1,107	—	5,355	1,380
Other significant items	870	—	300,820	1,780

Adjusted net loss	$(13,384)	$(20,037)	$(20,667)	$(70,376)

Reported basic and diluted loss per common share	$(0.37)	$(0.39)	$(6.31)	$(1.50)
Purchase accounting adjustments	0.10	—	0.57	0.07
Merger related costs	0.02	—	0.09	0.03
Other significant items	0.02	—	5.29	0.03

Adjusted basic and diluted loss per common share	$(0.23)	$(0.39)	$(0.36)	$(1.37)

Adjusted net loss and adjusted diluted per share shown
above include the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Purchase accounting adjustments:
Sale of acquired inventory written up to fair value (a)	$1,370	$—	$18,621	$—
Intangible amortization (b)	4,526	—	13,578	—
Acquired IPR&D Prosidion buyout (c)	—	—	—	3,542

Total purchase accounting adjustments	5,896	—	32,199	3,542

Merger related costs:
Restructuring costs (d)	1,107	—	5,355	—
Buyout of Prosidion options (e)	—	—	—	1,380

Total merger related costs	1,107	—	5,355	1,380

Other significant items:
Goodwill impairment (f)	870	—	320,261	—
Facility related restructuring charges (g)	—	—	2,605	1,780
Extraordinary gain (h)	—	—	(22,046)	—

Total other significant items	870	—	300,820	1,780

Total adjustments	$7,873	$—	$338,374	$6,702

(a)	Represents the excess of the fair value over historical cost related to the sale of Macugen inventory written up to fair value in the acquisition of Eyetech Pharmaceuticals, Inc. in November 2005.

(b)	Represents the amortization of the Macugen intangible assets recognized with the acquisition of Eyetech Pharmaceuticals.

(c)	Represents an in process R&D charge for the acquisition of the minority interest of Prosidion Limited in April of 2005.

(d)	Represents a charge for severance related to planned Eyetech workforce reductions of $368 included in R&D and $739 included in SG&A for the three months ended September 30, 2006. Represents a charge for severance related to planned Eyetech workforce reductions of $3,469 included in R&D and $1,886 included in SG&A for the nine months ended September 30, 2006.

(e)	Represents a charge for the buyout of Prosidion options ($577 included in R&D and $803 included in SG&A).

(f)	Represents an adjustment of $870 to the preliminary goodwill impairment charge of $319,391 recorded in the second quarter of 2006 in connection with the assessment of Eyetech related goodwill.

(g)	Represents facility restructuring charges included in SG&A.

(h)	Represents an extraordinary gain recognized as a result of the reversal of the contingent consideration recorded in the Cell Pathways, Inc. acquisition which, in our judgment, will not be paid.
Reconciliation of adjusted operating expenses included in the text of this press release.
Adjusted operating expenses of $87,322 for the three months ended September 30, 2006 excluded from the reported expenses of $95,195 the adjustments shown above.